                      [Clifford Chance US LLP Letterhead]

                                                              April 26, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Morgan Stanley Focus Growth Fund (the "Fund")
         Securities Act File No. 2-66269
         Post-Effective Amendment No. 34
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         Investment Company Act No. 811-2978
         Post-Effective Amendment No. 35
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Dear Sir or Madam:

         In connection with the filing of Post-Effective Amendment No. 34 to this Fund's Registration Statement on Form N-1A, we hereby represent, pursuant to Rule 485(b), that the said Post-Effective Amendment No. 34 filed pursuant to
Rule 485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule
485(b).

                                               Very truly yours,

                                               /s/ Stuart M. Strauss
                                               Stuart M. Strauss